Exhibit 99.1

Service Corporation International Announces First Quarter 2018 Financial Results

- Conference call on Thursday, April 26, 2018, at 8:00 a.m. Central Time.

HOUSTON, April 25, 2018 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today announced results for the first quarter of 2018. Our unaudited consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended March 31,
	2018	2017
Revenue	$794.5	$777.7
Operating income	$163.7	$139.9
Net income attributable to common stockholders	$82.0	$174.7
Diluted earnings per share	$0.43	$0.91
Earnings excluding special items(1)	$88.9	$73.0
Diluted earnings per share excluding special items(1)	$0.47	$0.38
Diluted weighted average shares outstanding	189.9	192.9
Net cash provided by operating activities	$211.5	$188.1
Net cash provided by operating activities excluding special items(1)	$205.9	$188.1

(1)

Earnings from continuing operations excluding special items, diluted earnings per share from continuing operations excluding special items, and net cash provided by operating activities excluding special items are non-GAAP financial measures. These items are also referred to as "adjusted earnings per share" and "adjusted operating cash flow". A reconciliation from net income attributable to common stockholders, diluted earnings per share, and net cash provided by operating activities computed in accordance with generally accepted accounting principles in the United States (GAAP) can be found later in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

Quarterly Highlights:

  Diluted earnings per share were $0.43 in the first quarter of 2018 compared to $0.91 in the first quarter of 2017. The first quarter of 2018 was negatively impacted by a $10.1 million loss on early extinguishment of debt. The first quarter of 2017 was impacted by an income tax benefit related to the settlement of tax audits with the IRS with respect to tax years 1999 through 2005 and a gain on business dispositions partially offset by a pension settlement. Diluted earnings per share excluding special items was $0.47 in the first quarter of 2018 compared to $0.38 in the first quarter of 2017. The nine cent increase in diluted earnings per share excluding special items was primarily driven by approximately five cents from higher funeral and cemetery operating results, two cents from the impact of new accounting standards and selling processes that will become comparable in 2019, and two cents primarily from a lower effective tax rate and a lower share count partially offset by higher interest expense.
  Net cash provided by operating activities was $211.5 million in the first quarter of 2018 compared to $188.1 million in the first quarter of 2017. The first quarter of 2018 was impacted by a tax refund received related to the IRS tax settlement that occurred last year. Net cash provided by operating activities excluding special items was $205.9 million in the first quarter of 2018 compared to $188.1 million in the first quarter of 2017. This increase was primarily due to increased cash earnings and a reduction in cash taxes.
  During the first quarter, we returned $150.1 million to shareholders through a combination of share repurchases and dividends and deployed $38.8 million of capital to accretive acquisitions and the construction of new funeral homes.

Tom Ryan, the Company's Chairman and Chief Executive Officer, commented on the first quarter of 2018:

"Today we are pleased to report total adjusted earnings per share growth of 9 cents or about 24% quarter over quarter. About half of this increase in adjusted earnings per share was attributable to improved operating performance in our funeral and cemetery operations driven by a stronger flu season compared to prior year and effective cost management. The remaining increase was attributable to a favorable impact of new accounting standards and a lower effective tax rate. Our adjusted operating cash flow was similarly strong during the quarter and grew approximately $18 million or 9.5% compared to last year.

Preneed funeral sales production was in line with our expectations increasing just under 3% while cemetery preneed sales production experienced a tough quarterly comparison. You may recall that in the first quarter of 2017, we reported a double-digit percentage increase in preneed cemetery sales production and therefore expected this challenging comparison for the first quarter of 2018. These comparisons become more manageable in the back half of 2018 and we continue to expect mid-single digit percentage growth in cemetery preneed sales production for the full year of 2018.

Lastly, we look forward to continuing our focus in 2018 on growing our revenues by remaining relevant with the consumer, increasing future market share by growing our preneed sales, continuing to leverage our increasing scale and deploying capital to enhance shareholder value."

REVIEW OF RESULTS FOR FIRST QUARTER 2018

Consolidated Segment Results (See definitions of revenue line items later in this earnings release.)

(In millions, except funeral services performed and average revenue per service)	Three Months Ended March 31,
	2018	2017
Funeral:
Atneed revenue	$274.4	$271.8
Matured preneed revenue	165.3	151.8
Core revenue	439.7	423.6
Non-funeral home revenue	13.8	12.3
Recognized preneed revenue	32.5	32.1
Other revenue	28.4	30.8
Total revenue	$514.4	$498.8

Operating profit	$120.5	$112.6
Operating margin percentage	23.4%	22.6%

Funeral services performed	86,285	82,918
Average revenue per service	5,256	5,257

Cemetery:
Atneed property revenue	$23.1	$24.6
Atneed merchandise and service revenue	59.9	57.0
Total atneed revenue	83.0	81.6
Recognized preneed property revenue	108.9	114.0
Recognized preneed merchandise and service revenue	68.4	63.9
Total recognized preneed revenue	177.3	177.9
Core revenue	260.3	259.5
Other cemetery revenue	19.8	19.4
Total revenue	$280.1	$278.9

Operating profit	$75.3	$64.6
Operating margin percentage	26.9%	23.2%

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended March 31, 2018 and 2017. We consider comparable operations to be those owned for the entire period beginning January 1, 2017 and ending March 31, 2018.

(Dollars in millions, except average revenue per service and average revenue per contract sold)

	Three Months Ended March 31,
	2018	2017	Var	%
Comparable revenue:
Atneed revenue(1)	$269.7	$268.3	$1.4	0.5%
Matured preneed revenue(2)	163.3	150.6	12.7	8.4%
Core revenue(3)	433.0	418.9	14.1	3.4%
Non-funeral home revenue(4)	13.8	12.3	1.5	12.2%
Recognized preneed revenue(5)	32.4	32.1	0.3	0.9%
Other revenue(6)	28.1	30.4	(2.3)	(7.6)%
Total comparable revenue	$507.3	$493.7	$13.6	2.8%

Comparable operating profit	$120.1	$113.3	$6.8	6.0%
Comparable operating margin percentage	23.7%	22.9%	0.8%	3.5%

Comparable services performed:
Atneed	46,506	45,665	841	1.8%
Matured preneed	27,111	25,600	1,511	5.9%
Total core	73,617	71,265	2,352	3.3%
Non-funeral home	11,293	10,653	640	6.0%
Total comparable funeral services performed	84,910	81,918	2,992	3.7%
Core cremation rate	47.6%	46.4%	1.2%	2.6%
Total comparable cremation rate	54.4%	53.2%	1.2%	2.3%

Comparable sales average revenue per service:
Atneed	$5,799	$5,875	$(76)	(1.3)%
Matured preneed	6,023	5,883	140	2.4%
Total core	5,882	5,878	4	0.1%
Non-funeral home	1,222	1,155	67	5.8%
Total comparable average revenue per service	$5,262	$5,264	$(2)	—%

Comparable preneed sales production:
Total preneed sales	$217.7	$211.8	$5.9	2.8%
Core contracts sold	28,093	27,274	819	3.0%
Non-funeral home contracts sold	18,715	19,536	(821)	(4.2)%
Core average revenue per contract sold	$6,063	$6,095	$(32)	(0.5)%
Non-funeral home average revenue per contract sold	$2,529	$2,331	$198	8.5%

(1)	Atneed revenue represents merchandise and services sold and delivered or performed once death has occurred.

(2)

Matured preneed revenue represents merchandise and services sold on a preneed contract through our core funeral homes which have been delivered or performed as well as the related merchandise and service trust fund income.

(3)	Core revenue represents the sum of merchandise and services sold on an atneed contract or preneed contract which were delivered or performed once death has occurred through our core funeral homes.

(4)	Non-funeral home revenue represents services sold on a preneed or atneed contract through one of our non-funeral home sales channels (e.g. SCI Direct) and performed once death has occurred.

(5)	Recognized preneed revenue represents merchandise and travel protection sold on a preneed contract and delivered before death has occurred.

(6)

Other revenue primarily comprises general agency revenue, which is commissions we receive from third-party insurance companies for life insurance policies sold to preneed customers for the purpose of funding preneed arrangements.

  Total comparable funeral revenue increased by $13.6 million, or 2.8%, in the first quarter of 2018 compared to the same period of 2017, primarily from an increase in core revenue of $14.1 million led by higher funeral services performed. The increase in funeral services performed was primarily driven by a stronger flu season compared to the prior year.
  The $14.1 million core revenue increase was primarily the result of a 3.3% increase in core funeral services performed. Core average revenue per service was relatively flat as a slight increase in the organic sales average was offset by a 120 basis point increase in the core cremation mix.
  Total non-funeral home revenue increased by $1.5 million, or 12.2%, which was primarily the result of a 6.0% increase in non-funeral home services performed driven by a strong flu season and a 5.8% increase in non-funeral home average revenue per service. Recognized preneed revenue, which is also primarily sold through our non-funeral home sales channel, was relatively consistent with prior year.
  Comparable funeral operating profit increased $6.8 million to $120.1 million and the operating margin percentage increased 80 basis points to 23.7%, which is primarily due to the increased revenue from funeral services performed resulting from the stronger flu season, which carries a high incremental profit percentage. This was slightly offset by increased labor and marketing costs.
  Comparable preneed funeral sales production increased $5.9 million, or 2.8%, in the first quarter of 2018 compared to 2017 as we experienced growth in our core and non-funeral home channels.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended March 31, 2018 and 2017. We consider comparable operations to be those owned for the entire period beginning January 1, 2017 and ending March 31, 2018.

(Dollars in millions)	Three Months Ended March 31,
	2018	2017	Var	%
Comparable revenue:
Atneed property revenue	$23.1	$24.5	$(1.4)	(5.7)%
Atneed merchandise and service revenue	59.6	56.8	2.8	4.9%
Total atneed revenue (1)	82.7	81.3	1.4	1.7%
Recognized preneed property revenue	108.6	113.7	(5.1)	(4.5)%
Recognized preneed merchandise and service revenue	68.2	63.7	4.5	7.1%
Total recognized preneed revenue (2)	176.8	177.4	(0.6)	(0.3)%
Core revenue(3)	259.5	258.7	0.8	0.3%
Other revenue(4)	18.8	19.2	(0.4)	(2.1)%
Total comparable revenue	$278.3	$277.9	$0.4	0.1%

Comparable operating profit	$74.9	$64.5	$10.4	16.1%
Comparable operating margin percentage	26.9%	23.2%	3.7%	15.9%

Comparable preneed and atneed sales production:
Property	$148.3	$157.0	$(8.7)	(5.5)%
Merchandise and services	136.6	135.0	1.6	1.2%
Discounts and other	0.3	(1.7)	2.0	117.6%
Preneed and atneed sales production	$285.2	$290.3	$(5.1)	(1.8)%

Recognition rate(5)	91.0%	89.1%

(1)	Atneed revenue represents property, merchandise, and services sold and delivered or performed once death has occurred.

(2)	Recognized preneed revenue represents property, merchandise, and services sold on a preneed contract which were delivered or performed as well as the related merchandise and service trust fund income.

(3)	Core revenue represents the sum of property, merchandise, and services that have been delivered or performed as well as the related merchandise and service trust fund income.

(4)	Other revenue is primarily related to endowment care trust fund income, royalty income, and interest and finance charges earned from customer receivables on preneed installment contracts.

(5)	Represents the ratio of current period core revenue stated as a percentage of current period preneed and atneed sales production.

  Total comparable cemetery revenue was relatively flat when compared with the first quarter of 2017, as a reduction in both atneed and preneed cemetery property revenue related to property sales production was offset by increases in both atneed and recognized preneed merchandise and service revenues. The merchandise and service revenue increase was driven by higher service volumes from the strong flu season as well as trust fund income associated with recognized preneed merchandise and service revenues.
  Comparable preneed cemetery sales production decreased $6.5 million, or 3.2%, due primarily to the timing of large preneed property sales and a difficult quarterly comparison. During the first quarter of 2017, we reported a 13.0% increase in cemetery preneed sales production and therefore expected to have a challenging comparison in the first quarter of 2018. We believe this challenging comparison will ease later in 2018 and expect to achieve our annual expectation of mid-single digit percentage growth.
  Comparable cemetery operating profit increased $10.4 million to $74.9 million and the operating margin percentage increased 370 basis points to 26.9%. The increase was partially due to a $5 million net benefit of deferring selling compensation under the new revenue recognition accounting standard. The additional $5 million of increased profit was due to a change in revenue mix from property revenue towards merchandise and service revenue which typically carries a higher margin percentage due to reduced selling costs, lower variable cost for services and the inclusion of trust fund income. The margins were also positively impacted by lower variable and fixed costs incurred during the quarter.

Other Financial Results

  General and administrative expenses decreased $7.5 million to $34.8 million in the first quarter of 2018. The prior year quarter included a pension termination charge of $11.6 million. Excluding these costs, general and administrative expenses increased $4.1 million primarily related to higher workers compensation and auto related insurance claims, increased legal and accounting costs resulting from the implementation of new accounting standards, and a pension termination expense.
  Hurricane recoveries, net, reflects $2.3 million in expenses incurred through March 31, 2018 as we continue repairs at various locations caused by the 2017 hurricanes. These expenses were offset by $4.5 million of insurance proceeds recognized through March 31, 2018.
  Interest expense increased $2.9 million to $43.6 million in the first quarter of 2018 as we were impacted by increased interest rates and higher balances on our floating rate debt as we continued to maintain our leverage ratio.
  We incurred a $10.1 million loss on early extinguishment of debt in the first three months of 2018 to manage our near-term debt maturity profile and lower our effective interest rate by refinancing our 2018 notes.
  The GAAP effective income tax rate for the first quarter of 2018 was 25.7%, up from the prior year first quarter benefit of 77.4% for 2017. The benefit for GAAP effective tax rate for the prior year was primarily due to our recent IRS tax settlement(A). Our adjusted effective income tax rate was 25.8% in the first quarter of 2018, which was in line with our expectations after taking into account the effect of the 2017 tax reform. This compares to an adjusted effective income tax rate of 30.6% in the prior year quarter.

Footnote

(A) We reached an agreement in principle with the Internal Revenue Service to resolve the issues under audit with respect to tax years 1999 through 2005. On March 2, 2017, we received from the IRS Office of Appeals the fully executed Form 870-AD, which, subject to finalization of computations, effectively settles the issues under audit for those years.  As a result of this resolution, we recognized a reduction in our uncertain tax reserves of $143.0 million of which $102.5 million was recognized as an income tax benefit during the quarter for the matters that were effectively settled with an increase in our taxes payable of $40.5 million.

Cash Flow and Capital Spending

(In millions)	Three Months Ended March 31,
	2018	2017
Net cash provided by operating activities, as reported	$211.5	$188.1
IRS tax settlement refund received	(5.6)	—
Net cash provided by operating activities excluding special items	$205.9	$188.1
Cash taxes included in net cash provided by operating activities excluding special items	$3.1	$19.0

Net cash provided by operating activities excluding special items increased $17.8 million to $205.9 million in the first quarter of 2018 from $188.1 million in the prior year quarter. This increase was primarily due to an increase in cash earnings and a $15.9 million reduction in cash taxes paid related to the timing of federal tax payments in the first quarters of 2018 versus 2017. Working capital was fairly consistent quarter over quarter as a $29 million increase in cash receipts was offset by increases in uses of working capital related to incentive compensation and other various cash payments during the quarter.

A summary of our capital expenditures is set forth below:

(In millions)	Three Months Ended March 31,
	2018	2017
Capital improvements at existing field locations and corporate	$26.2	$17.5
Development of cemetery property	15.1	17.1
Capital improvements at existing facilities and cemetery development expenditures	41.3	34.6
Growth capital expenditures/construction of new funeral home facilities	4.9	5.6
Total capital expenditures	$46.2	$40.2

Total capital expenditures increased as expected in the current quarter by $6.0 million as we invested more this year on infrastructure improvements within our facilities as we continue to strive to remain relevant with our customers.

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses and dividends and are shown without netting of certain fees. A summary of our consolidated trust fund returns for the three months ended March 31, 2018 is set forth below:

Three Months
Preneed funeral	0.1%
Preneed cemetery	(0.1)%
Cemetery perpetual care	0.0%
Combined trust funds	0.0%

NON-GAAP FINANCIAL MEASURES

Earnings excluding special items and diluted earnings per share excluding special items shown above are non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income or expense items not affecting continuing operations. We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of our reported net income attributable to common stockholders to earnings excluding special items and our GAAP diluted earnings per share to diluted earnings per share excluding special items. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions, except diluted EPS)	Three Months Ended March 31,
	2018		2017
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$82.0	$0.43	$174.7	$0.91
Pre-tax reconciling items:
Gains on divestitures and impairment charges, net	(0.5)	—	(4.9)	(0.03)
Losses on early extinguishment of debt	10.1	0.05	—	—
Pension termination obligations	—	—	11.6	0.06
Tax reconciling items:
Tax benefit from special items	(1.5)	(0.01)	(2.4)	(0.01)
Change in certain tax reserves and other (1)	(1.2)	—	(106.0)	(0.55)
Earnings excluding special items and diluted earnings per share excluding special items	$88.9	$0.47	$73.0	$0.38

Diluted weighted average shares outstanding (in thousands)		189,923		192,867

(1)	2017 is impacted by the settlement of IRS tax audits related to tax years 1999-2005. Please see our first quarter 2018 Form 10-Q filing for further details, which will be filed later today.

Conference Call and Webcast

We will host a conference call on Thursday, April 26, 2018, at 8:00 a.m. Central Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (888) 771-4371 or (847) 585-4405 with the passcode of 46823501. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com A replay of the conference call will be available through May 3, 2018 and can be accessed at (888) 843-7419 or (630) 652-3042 with the passcode of 46823501#. Additionally, a replay of the conference call will be available on our website for approximately one week.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Our affiliated funeral and cemetery trust funds own investments in securities, which are affected by market conditions that are beyond our control.
  We may be required to replenish our affiliated funeral and cemetery trust funds to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.
  Our ability to execute our strategic plan depends on many factors, some of which are beyond our control.
  Our credit agreements contain covenants that may prevent us from engaging in certain transactions.
  If we lost the ability to use surety bonding to support our preneed funeral and preneed cemetery activities, we may be required to make material cash payments to fund certain trust funds.
  The funeral and cemetery industry is competitive.
  Increasing death benefits related to preneed contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price-guaranteed service.
  The financial condition of third-party insurance companies that fund our preneed contracts may impact our future revenue.
  Unfavorable results of litigation could have a material adverse impact on our financial statements.
  Unfavorable publicity could affect our reputation and business.
  If the number of deaths in our markets decline, our cash flows and revenue may decrease.
  If we are not able to respond effectively to changing consumer preferences, our market share, revenue, and/or profitability could decrease.
  The continuing upward trend in the number of cremations performed in North America could result in lower revenue, operating profit, and cash flows.
  Our funeral home and cemetery businesses are high fixed-cost businesses.
  Regulation and compliance could have a material adverse impact on our financial results.
  Cemetery burial practice claims could have a material adverse impact on our financial results.
  We use a combination of insurance, self-insurance, and large deductibles in managing our exposure to certain inherent risks, therefore, we could be exposed to unexpected costs that could negatively affect our financial performance.
  A number of years may elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.
  Changes in taxation as well as the inherent difficulty in quantifying potential tax effects of business decisions could have a material adverse effect on the results of our operations, financial condition, or cash flows.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future impairments to goodwill and/or other intangible assets.
  Any failure to maintain the security of the information relating to our customers, their loved ones, our associates, and our vendors could damage our reputation, could cause us to incur substantial additional costs and to become subject to litigation, and could adversely affect our operating results, financial condition, or cash flow.
  Our Canadian business exposes us to operational, economic, and currency risks.
  Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and may prevent us from fulfilling our obligations under our indebtedness.
  A failure of key information technology systems or processes could disrupt and adversely affect our business.
  Failure to maintain effective internal control over financial reporting could adversely affect our results of operations, investor confidence, and our stock price.
  The application of unclaimed property laws by certain states to our preneed funeral and cemetery backlog could have a material adverse impact on our liquidity, cash flows, and our financial results.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2017 Annual Report on Form 10-K and as updated in our Form 10-Q filings. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At March 31, 2018, we owned and operated 1,480 funeral homes and 472 cemeteries (of which 280 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand, which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Jay Andrew - Managing Director / Corporate Communications	(713) 525-5235

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	March 31,
	2018	2017
	(In thousands, except per share amounts)
Revenue	$794,482	$777,710
Costs and expenses	(598,720)	(600,471)
Operating profit	195,762	177,239
General and administrative expenses	(34,784)	(42,283)
Gains on divestitures and impairment charges, net	482	4,935
Hurricane recoveries, net	2,232	—
Operating income	163,692	139,891
Interest expense	(43,576)	(40,636)
Loss on early extinguishment of debt, net	(10,131)	—
Other income (expense), net	384	(729)
Income before income taxes	110,369	98,526
(Provision for) benefit from income taxes	(28,321)	76,223
Net income	82,048	174,749
Net income attributable to noncontrolling interests	(60)	(47)
Net income attributable to common stockholders	$81,988	$174,702
Basic earnings per share:
Net income attributable to common stockholders	$0.44	$0.93
Basic weighted average number of shares	185,130	188,260
Diluted earnings per share:
Net income attributable to common stockholders	$0.43	$0.91
Diluted weighted average number of shares	189,923	192,867
Dividends declared per share	$0.17	$0.13

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED BALANCE SHEET

	March 31, 2018	December 31, 2017
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$219,507	$330,039
Receivables, net	77,080	90,304
Inventories	26,955	25,378
Other	27,463	35,575
Total current assets	351,005	481,296
Preneed receivables, net and trust investments	4,199,414	4,778,842
Cemetery property	1,794,070	1,791,989
Property and equipment, net	1,890,475	1,873,044
Goodwill	1,819,134	1,805,981
Deferred charges and other assets	877,690	601,184
Cemetery perpetual care trust investments	1,497,220	1,532,167
Total assets	$12,429,008	$12,864,503

LIABILITIES & EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$469,159	$489,172
Current maturities of long-term debt	89,249	337,337
Income taxes payable	33,397	2,470
Total current liabilities	591,805	828,979
Long-term debt	3,316,695	3,135,316
Deferred revenue, net	1,337,045	1,789,776
Deferred tax liability	341,272	283,765
Other liabilities	403,877	410,982
Deferred receipts held in trust	3,431,781	3,475,430
Care trusts' corpus	1,494,684	1,530,818
Commitments and contingencies
Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 192,428,122 and 191,935,647 shares issued, respectively, and 184,011,668 and 186,614,747 shares outstanding, respectively	184,012	186,615
Capital in excess of par value	961,744	970,468
Retained earnings	333,864	210,364
Accumulated other comprehensive income	32,125	41,943
Total common stockholders' equity	1,511,745	1,409,390
Noncontrolling interests	104	47
Total equity	1,511,849	1,409,437
Total liabilities and equity	$12,429,008	$12,864,503

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED STATEMENT OF CASH FLOWS (In thousands, except share amounts)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$82,048	$174,749
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debt	10,131	—
Depreciation and amortization	38,981	38,043
Amortization of intangibles	7,103	6,844
Amortization of cemetery property	12,825	13,881
Amortization of loan costs	1,518	1,433
Provision for doubtful accounts	2,158	2,484
Benefit from deferred income taxes	(1,692)	(149,585)
Gains on divestitures and impairment charges, net	(482)	(4,935)
Share-based compensation	3,699	3,633
Change in assets and liabilities, net of effects from acquisitions and divestitures:
Decrease in receivables	11,587	10,959
Increase in other assets	(6,685)	(5,128)
Increase in payables and other liabilities	20,486	86,596
Effect of preneed sales production and maturities:
Decrease (increase) in preneed receivables, net and trust investments	9,742	(10,243)
Increase in deferred revenue, net	16,550	23,401
Increase (decrease) in deferred receipts held in trust	3,489	(4,019)
Net cash provided by operating activities	211,458	188,113
Cash flows from investing activities:
Capital expenditures	(46,241)	(40,150)
Acquisitions, net of cash acquired	(33,934)	(33,212)
Proceeds from divestitures and sales of property and equipment	6,452	20,235
Payments on Company-owned life insurance policies	(9,246)	(2,827)
Proceeds from Company-owned life insurance policies	2,810	906
Other	70	—
Net cash used in investing activities	(80,089)	(55,048)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	185,000	35,000
Scheduled payments of debt	(8,535)	(8,787)
Early payments of debt	(259,594)	—
Principal payments on capital leases	(7,646)	(21,055)
Proceeds from exercise of stock options	4,989	15,261
Purchase of Company common stock	(118,797)	(83,460)
Payments of dividends	(31,348)	(24,433)
Bank overdrafts and other	(7,574)	(2,096)
Net cash used in financing activities	(243,505)	(89,570)
Effect of foreign currency on cash, cash equivalents, and restricted cash	(1,145)	784
Net (decrease) increase in cash, cash equivalents, and restricted cash	(113,281)	44,279
Cash, cash equivalents, and restricted cash at beginning of period	340,601	211,506
Cash, cash equivalents, and restricted cash at end of period	$227,320	$255,785